Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

June 22, 2020

NetApp, Inc.

1395 Crossman Avenue

Sunnyvale, California 94089

Re:

NetApp, Inc. – Issuance and sale of $750,000,000 Aggregate Principal Amount of 1.875% Senior Notes due 2025, $550,000,000 Aggregate Principal Amount of 2.375% Senior Notes due 2027 and $700,000,000 Aggregate Principal Amount of 2.700% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as special counsel to NetApp, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on February 22, 2018 of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(e) under the Act.

Under the Registration Statement, the Company has issued $750,000,000 aggregate principal amount of the Company’s 1.875% Senior Notes due 2025 (the “2025 Notes”), $550,000,000 aggregate principal amount of the Company’s 2.375% Senior Notes due 2027 (the “2027 Notes”) and $700,000,000 aggregate principal amount of the Company’s 2.700% Senior Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes and 2027 Notes, the “Notes”) pursuant to an Indenture, dated as of December 12, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of June 22, 2020 (the “Fourth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes were sold pursuant to an Underwriting Agreement, dated June 17, 2020 (the “Underwriting Agreement”), among the Company, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in the Underwriting Agreement.

We have examined (a) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; (b) the base prospectus, dated February 22, 2018, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”); (c) the preliminary prospectus supplement, dated June 17, 2020, in the form filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes; (d) the final prospectus supplement, dated June 17, 2020, in the form filed with Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes (collectively with the Base Prospectus, the “Prospectus Supplement”); (e) the Indenture; and (f) the Notes. In addition, we have examined such other

AUSTIN    BEIJING    BOSTON    BRUSSELS    HONG KONG    LONDON    LOS ANGELES    NEW YORK    PALO ALTO

SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

NetApp, Inc.

June 22, 2020

instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed; (iv) that the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (v) the legal capacity of all natural persons; and (vi) that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture and that the Indenture will be a valid and binding obligation of the Trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware (the “DGCL”) and the laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally; (ii) rights to indemnification and contribution that may be limited by applicable law or equitable principles; or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations that we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion the Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Notes are entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.